CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Trustees and Shareholders

Wells Fargo Funds Trust
Asset Allocation Trust

We consent to the use of our reports for the Wells Fargo Advantage Asset Allocation Fund, one of the funds comprising the Wells Fargo Funds Trust, dated November 23, 2011, incorporated herein by reference and to the reference to our firm under the caption “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM” in the Statement of Additional Information.

We also consent to the use of our report for the Asset Allocation Trust, dated November 23, 2011.

/s/ KPMG, LLP

Boston, Massachusetts

January 27, 2012